Exhibit (a)(1)(xiii)

Supplement to the Offer to Purchase dated March 6, 2007,
as Amended and Restated March 30, 2007
by
LIBERTY GLOBAL, INC.
to
Decrease the Number of Shares of its Series A Common Stock Sought to up to 7,142,857 Shares
and to
Increase the Purchase Price of its Series A Common Stock to Not Greater Than $35.00 Nor
Less Than $28.20 Per Share
and to
Decrease the Number of Shares of its Series C Common Stock Sought to up to 7,656,968 Shares
and to
Increase the Purchase Price of its Series C Common Stock to Not Greater Than $32.65 Nor
Less Than $26.65 Per Share

THE OFFERS, PRORATION PERIODS AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 19, 2007, UNLESS THE TENDER OFFERS ARE FURTHER EXTENDED.

On March 6, 2007, Liberty Global, Inc., a Delaware corporation, distributed documentation relating to its modified “Dutch Auction” tender offers, inviting its stockholders to tender up to 8,064,516 shares of its Series A common stock, par value $0.01 per share, for purchase at a price not greater than $31.00 nor less than $28.20 per share, and 8,517,888 shares of its Series C common stock, par value $0.01 per share, for purchase at a price not greater than $29.35 nor less than $26.65 per share each without interest and upon the terms and subject to the conditions set forth in the offer to purchase dated March 6, 2007 (as amended and restated on March 30, 2007, the “Original Offer to Purchase”) and related letters of transmittal. By this Supplement to the Original Offer to Purchase (the “Supplement”), Liberty Global is amending the Original Offer to Purchase. This Supplement, the Original Offer to Purchase and the amended letters of transmittal, each as amended and as each may be further amended or supplemented from time to time, constitute the tender offers. The tender offers were scheduled to expire at 5:00 p.m. New York City time, on April 3, 2007.

We have extended the expiration of the tender offers to 5:00 p.m., New York City time, on Thursday, April 19, 2007. We have decreased the number of Series A shares we are seeking to up to 7,142,857 shares of Series A common stock and increased the price per share at which stockholders may tender their Series A shares to a price not greater than $35.00 nor less than $28.20 per share. We have decreased the number of Series C shares we are seeking to up to 7,656,968 shares of Series C common stock and increased the price per share at which stockholders may tender their Series C shares to a price not greater than $32.65 nor less than $26.65 per share.

We will select the lowest purchase price within the indicated range that will allow us to purchase 7,142,857 Series A shares pursuant to the Series A tender offer, or such fewer number of Series A shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our Series A shares as the Series A purchase price. We will select the lowest purchase price within the indicated range that will allow us to purchase 7,656,968 Series C shares pursuant to the Series C tender offer, or such fewer number of Series C shares as are properly tendered and not properly withdrawn. We refer to the purchase price we select within the range indicated for our Series C shares as the Series C purchase price and each of the Series A purchase price and the Series C purchase price, as the context may require, as the purchase price.

All Series A shares that we acquire in the Series A tender offer will be acquired at the Series A purchase price and all Series C shares that we acquire in the Series C tender offer will be acquired at the Series C purchase price, in each case regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the applicable purchase price we determine and not properly withdrawn prior to the expiration date of the applicable tender offer. However because of the “odd lot” priority, proration and conditional tender provisions described in this offer to purchase, we may not purchase all of the Series A shares or Series C shares tendered even if stockholders tendered at or below the Series A purchase price or the Series C purchase price, respectively, if more than the number of shares that we seek are properly tendered. We reserve the right, in our sole discretion, to purchase more than 7,142,857 Series A shares pursuant to the Series A tender offer and/or 7,656,968 Series C shares pursuant to the Series C tender offer, in each case subject to applicable law. We will not purchase Series A shares tendered at prices greater than the Series A purchase price or Series C shares tendered at prices greater than the Series C purchase price. Shares tendered but not purchased in either tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of such tender offer.

NEITHER TENDER OFFER IS CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. EACH TENDER OFFER IS, HOWEVER, SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 7 OF THE ORIGINAL OFFER TO PURCHASE.

The Series A shares and Series C shares trade on the Nasdaq Global Select Market under the symbols “LBTYA” and “LBTYK,” respectively. On April 2, 2007, the last full trading day before the announcement of the extension and the increase in purchase price of the tender offers, the closing sale price on the Nasdaq Global Select Market for the Series A shares was $33.34 and the closing sale price for the Series C shares was $31.14. Stockholders are urged to obtain current market quotations for the shares. See Section 8 of the Original Offer to Purchase.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFERS. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SERIES A SHARES OR SERIES C SHARES AND, IF SO, HOW MANY SHARES OF SUCH SERIES TO TENDER AND THE PRICE AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE ORIGINAL OFFER TO PURCHASE, THIS SUPPLEMENT TO THE ORIGINAL OFFER TO PURCHASE AND IN THE RELATED LETTERS OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFERS.

April 5, 2007

If you wish to tender all or any part of your Series A shares pursuant to the Series A tender offer and/or Series C shares pursuant to the Series C tender offer, then prior to the extended expiration date of such tender offer, which is 5:00 p.m., New York City time, on April 19, 2007 or such later time to which we may extend either tender offer or both tender offers, you must either:

(1) (a) complete and sign the applicable amended letter of transmittal (yellow for Series A shares and grey for Series C shares), or a facsimile of it, according to the instructions in the applicable amended letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Shareholder Services, Inc., the depositary for both tender offers, and mail or deliver the certificates for your tendered shares to the depositary together with any other documents required by the applicable amended letter of transmittal or (b) tender your shares according to the procedure for book-entry transfer described in Section 3 of the Original Offer to Purchase; or

(2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your shares in the Series A tender offer or the Series C tender offer. If you desire to tender your shares but prior to the expiration date:

(1) the certificates for the shares you wish to tender cannot be delivered to the depositary; or

(2) you cannot comply with the procedure for book-entry transfer; or

(3) your other required documents cannot be delivered to the depositary;

you may tender your shares according to the guaranteed delivery procedure described in Section 3 of the Original Offer to Purchase.

TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE APPLICABLE AMENDED LETTER OF TRANSMITTAL.

Tenders of Series A shares or Series C shares, original letters of transmittal, original notices of guaranteed delivery, original direction forms and original instruction forms to brokers, dealers and commercial banks, trust companies or other nominees submitted in connection with the Original Offer to Purchase are no longer effective, subject to limited exceptions for certain previous tenders described below.

If you tendered your shares by delivering your share certificate(s) and a properly completed and duly executed applicable original letter of transmittal and you specified a price by checking the box entitled “Series A Shares Tendered at Price Determined by Stockholder” or “Series C Shares Tendered at Price Determined by Stockholder” in an applicable original letter of transmittal, you MUST deliver a properly completed and duly executed amended letter of transmittal in order for your tender to be valid. You do not need to withdraw and retender your shares with the amended letter of transmittal. If you do not deliver an amended letter of transmittal, your shares will not be included in the applicable tender offer and will be returned to you promptly after the expiration of the applicable tender offer or upon such earlier time as you request.

THE FOLLOWING DO NOT NEED TO TAKE ANY ACTION IN RESPONSE TO THIS SUPPLEMENT:

•	stockholders that have already tendered shares under the Original Offer to Purchase and checked the box entitled “Series A Shares Tendered at Price Determined Pursuant to the Series A Tender Offer” or “Series C Shares Tendered at Price Determined Pursuant to the Series C Tender Offer” in an original letter of transmittal, and that do not wish to change that direction;

•	stockholders that have already tendered shares under the Original Offer to Purchase and checked the box entitled “Series A Shares Tendered at Price Determined Pursuant to the Series A Tender Offer” or “Series C Shares Tendered at Price Determined Pursuant to the Series C Tender Offer” on an instruction form provided to them by brokers, dealers, commercial banks and other nominees, and that do not wish to change that direction;

•	participants in the Liberty Global 401(k) Savings and Stock Ownership Plan or the Liberty Media 401(k) Savings Plan that specified on the direction form that they are willing to sell a percentage of the shares held in their account under the applicable plan at the purchase price resulting from the Dutch Auction, and that do not wish to change that direction; and

•	participants in the Liberty Global 401(k) Savings Plan — Puerto Rico that specified on the instruction form that they are willing to sell a percentage of the shares held in their account under the plan at the price determined by Liberty Global in the tender offers, and that do not wish to change that direction.

Except as otherwise set forth in this Supplement or the applicable amended letter of transmittal, or except as provided in an amendment to the Tender Offer Statement on Schedule TO, the terms and conditions set forth in the Original Offer to Purchase remain applicable in all respects to each tender offer. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offer to Purchase, the information and amendments in this Supplement shall control.

The following amendments and supplements to the information contained in the Original Offer to Purchase are keyed to the headings in the Original Offer to Purchase. Stockholders should read the Original Offer to Purchase and the applicable amended letter of transmittal in conjunction with this Supplement, as each may be amended or supplemented from time to time, in considering whether to tender their shares. Capitalized terms used in this Supplement but not otherwise defined have the meanings assigned to them in the Original Offer to Purchase.

The tender offers are hereby amended and supplemented as follows:

All references to the Series A purchase price in the Original Offer to Purchase or the tender offer documents shall now mean a price of not greater than $35.00 per share nor less than $28.20 per share, without interest. All references to the Series C purchase price in the Original Offer to Purchase or the tender offer documents shall now mean a price of not greater than $32.65 per share nor less than $26.65 per share, without interest. All references to the number of Series A shares we are seeking to purchase in the tender offer shall now mean up to 7,142,857 shares of Series A common stock. All references to the number of Series C shares we are seeking to purchase in the tender offer shall now mean up to 7,656,968 shares of Series C common stock.

All references to the Expiration Date in the Original Offer to Purchase or the related tender offer documents shall now mean 5:00 P.M., New York City time, on Thursday, April 19, 2007 unless the tender offers are subsequently further extended or earlier terminated in accordance with their terms.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for both tender offers, at its address and telephone numbers set forth on the back cover page of this Supplement. Requests for additional copies of this Supplement, the Original Offer to Purchase, the related amended letters of transmittal or the amended notices of guaranteed delivery may also be directed to the information agent.

We are not making the tender offers to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offers to stockholders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES A SHARES OR SERIES C SHARES IN THE TENDER OFFERS. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFERS OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information from the Offer to Purchase, but you should realize that it does not describe all of the details of the tender offers to the same extent described elsewhere in this Supplement, the Original Offer to Purchase and the applicable amended letters of transmittal. We recommend that you read the entire Supplement, the Original Offer to Purchase and the applicable amended letters of transmittal because they contain the full details of the tender offers. We have included references to the sections of the Original Offer to Purchase where you will find a more complete discussion.

What will the purchase prices for the shares be?

We are conducting the tender offers through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price per share (in increments of $0.10) within a price range specified by us at which you are willing to sell your Series A shares and/or Series C shares. We will determine the purchase price that we will pay per Series A share promptly after the Series A tender offer expires. The Series A purchase price will be the lowest price at which, based on the number of Series A shares tendered and the prices specified by the tendering stockholders, we can purchase 7,142,857 Series A shares (or such fewer number of Series A shares as are properly tendered and not properly withdrawn prior to the expiration date for the Series A tender offer). Similarly, we will determine the purchase price that we will pay per Series C share promptly after the Series C tender offer expires. The Series C purchase price will be the lowest price at which, based on the number of Series C shares tendered and the prices specified by the tendering stockholders, we can purchase 7,656,968 Series C shares (or such fewer number of Series C shares as are properly tendered and not properly withdrawn prior to the expiration date for the Series C tender offer).

For the Series A shares, the purchase price will not be greater than $35.00 nor less than $28.20 per share. The lower end of the price range for the Series A tender offer is below the closing sale price for the Series A shares on April 2, 2007, the last full trading day before the announcement of the extension and the increase in the price per share at which stockholders may tender their Series A shares in the Series A tender offer, when the closing sale price on the Nasdaq Global Select Market for a Series A share was $33.34. For the Series C shares, the purchase price will not be greater than $32.65 nor less than $26.65 per share. The lower end of the price range for the Series C tender offer is also below the closing sale price for the Series C shares on April 2, 2007, the last full trading day before the announcement of the extension and the increase in the price per share at which stockholders may tender their Series C shares in the Series C tender offer, when the closing sale price on the Nasdaq Global Select Market for a Series C share was $31.14. In each case, we will pay the same per share purchase price in cash, less any applicable withholding taxes and without interest, for all the shares of that series we purchase in a tender offer, even if some of the shares are tendered at a price below the purchase price for that series. See Section 1 of the Original Offer to Purchase.

How many shares will Liberty Global purchase in the tender offers?

We will purchase up to 7,142,857 Series A shares pursuant to the Series A tender offer and up to 7,656,968 Series C shares pursuant to the Series C tender offer, or such lesser number of shares of either or both series as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the applicable tender offer. The 7,142,857 Series A shares and the 7,656,968 Series C shares represent approximately 3.7% and 4.0% of our outstanding Series A shares and Series C shares, respectively, as of February 16, 2007. If more than 7,142,857 Series A shares and 7,656,968 Series C shares are properly tendered, the Series A shares and Series C shares tendered at or below the Series A purchase price or the Series C purchase price, respectively, will be purchased on a pro rata basis, except for “odd lots” (lots held by beneficial owners of less than 100 shares of such series), which will be purchased on a priority basis, and except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6 of the Original Offer to Purchase).

We expressly reserve the right to purchase a number of additional Series A shares equal to up to 2% of the outstanding Series A shares and/or a number of additional Series C shares equal to up to 2% of the outstanding Series C shares without extending the applicable offer. We also reserve the right to purchase more shares of either series, subject to applicable legal requirements. Neither tender offer is conditioned on any minimum number of shares being tendered, but each tender offer is subject to certain other conditions. See Section 7 of the Original Offer to Purchase.

Can the tender offers be further extended, amended or terminated, and under what circumstances?

We can further extend or amend the tender offers in our sole discretion. If we further extend the tender offers, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offers under certain circumstances. See Section 7 and Section 14 of the Original Offer to Purchase.

How will I be notified the tender offers are further extended or if the terms of the tender offers are further amended?

If we decide to further extend either or both tender offers, we will issue a press release announcing the extension and the new expiration date by 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offers by making a public announcement of the amendment. See Section 14 of the Original Offer to Purchase.

Once I have tendered shares in a tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered pursuant to either tender offer at any time before the expiration of the tender offers, which will occur at 5:00 p.m., New York City time, on April 19, 2007, or the new expiration date if we further extend the applicable tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 5:00 p.m., New York City time, on May 16, 2007. See Section 4 of the Original Offer to Purchase.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this Supplement. Your notice of withdrawal must specify your name, the series and number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if shares have been tendered under the procedure for book-entry transfer set forth in Section 3 of the Original Offer to Purchase, or if the share certificates to be withdrawn have been delivered to the depositary. See Section 4 of the Original Offer to Purchase.

Do I need to submit a notice of withdrawal for shares I tendered under the Original Offer to Purchase if such tender is no longer effective?

No. Subject to the limited exceptions (for example, stockholders, as well as participants in the Liberty Global 401(k) Savings and Stock Ownership Plan, the Liberty Media 401(k) Savings Plan or the Liberty Global 401(k) Savings Plan - Puerto Rico that tendered at the price determined by Liberty Global) set forth in this Supplement, tenders of shares under the Original Offer to Purchase are no longer effective, and a notice of withdrawal is not required. If your previous tender is no longer effective and you still wish to participate in the tender offer, you do not need to submit a notice of withdrawal for those shares in order to retender those shares. You need only complete and deliver an amended letter of transmittal with respect to those shares.

THE TENDER OFFER

3.	Procedures for Tendering Shares (page 14 of the Original Offer to Purchase)

Section 3 of the Original Offer to Purchase is hereby amended and supplemented by adding the following to the end of such Section 3:

“Tenders of shares, original letters of transmittal, original notices of guaranteed delivery, original direction forms and original instructions to brokers, dealers and commercial banks, trust companies or other nominees submitted in connection with the original offer to purchase are no longer effective, subject to limited exceptions for certain previous tenders described in the next paragraph below. All other stockholders that do not meet one of these limited exceptions and that wish to participate in the tender offers should treat this extension as a new tender offer, whether or not they wish to make any change in their previous instructions.

Stockholders that have already tendered shares under the original offer to purchase and checked the box entitled “Series A Shares Tendered at Price Determined Pursuant to the Series A Tender Offer” or “Series C Shares Tendered at Price Determined Pursuant to the Series C Tender Offer” in the applicable original letter of transmittal or in the applicable instruction form provided to them by brokers, dealers, commercial banks, trust companies and other nominees, and that do not wish to change that direction, do not need to take any action in response to this supplement. Participants in the Liberty Global 401(k) Savings and Stock Ownership Plan, Liberty Global 401(k) Savings Plan -Puerto Rico or Liberty Media 401(k) Savings Plan that specified on the direction form provided to them by the trustee for the plan that they are willing to sell a percentage of the shares held in their account under the plan at the price determined by us in the applicable tender offer and that do not wish to change that direction, do not need to take any action in response to this supplement.

8.	Price Range of Shares; (page 22 of the Original Offer to Purchase)

The last line of the chart under Section 8 of the Original Offer to Purchase is hereby amended by replacing such line in its entirety with the following:

First Quarter	$32.93	$28.79	$30.64	$27.26
Second Quarter (through April 2, 2007	$33.34	$33.34	$31.14	$31.14

The fourth paragraph under Section 8 of the Original Offer to Purchase is hereby amended by replacing such sentence in its entirety with the following:

“On April 2, 2007, the last full trading day prior to the announcement of the extension and the increase in price per share at which stockholders may tender their Series A shares and Series C shares, respectively, the closing sale prices for the Series A shares and the Series C shares on the Nasdaq Global Select Market were $33.34 and $31.14, respectively. Stockholders are urged to obtain current market quotations for their shares.”

10.	Certain Information About Us; (page 23 of the Original Offer to Purchase)

The disclosure in Section 10 of the Original Offer to Purchase under the subheading “Where you can find more information about us” is supplemented by adding the following:

“On March 30, 2007, Liberty Global filed with the SEC Amendment No. 3 to its Tender Offer Statement on Schedule TO, which includes an Offer to Purchase dated March 6, 2007, as amended and restated March 30, 2007. You may obtain a copy of our amended and restated Offer to Purchase from the Internet website maintained by the SEC at www.sec.gov. You may also obtain a copy of that document from us without charge by requesting it in writing at 12300 Liberty Boulevard, Englewood, Colorado 80112, attention: Investor Relations, or by calling Investor Relations at (303) 220-6600. Please be sure to include your complete name and address in your request.”

11.	Interests of Directors and Executive Officers; Transactions and Arrangement Concerning the Shares (page 24 of the Original Offer to Purchase)

The disclosure in Section 11 of the Original Offer to Purchase under the subheading “Transactions in Last 60 Days of Directors and Executive Officers” is supplemented by adding the following:

•	James R. Clark, the Senior Vice President, Operations, of our Liberty Global Latin America Division, effected the following transactions involving our common stock:

•	On January 10, 2007, Mr. Clark instructed the trustee of the Liberty Global, Inc. 401(k) Savings and Stock Ownership Plan to sell 399 Series A shares for $29.50 per share and 881 Series C shares for $28.59 per share.

•	On February 2, 2007, Mr. Clark had 94 Series A shares valued at $29.86 per share and 94 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Niall Curran, the Chief Operating Officer of our Chellomedia Services, Ltd. subsidiary, on February 2, 2007, had 193 Series A shares valued at $29.86 per share and 193 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Marijn de Boer, the Directory of Treasury of our Liberty Global Europe BV subsidiary, on February 2, 2007, had 111 Series A shares valued at $29.86 per share and 111 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Michael J. Erickson, the Senior Vice President, Operations and Development, of our Liberty Global Japan division, effected the following transactions involving our common stock:

•	On January 14, 2007, Mr. Erickson had 30 Series A shares valued at $30.76 per share and 30 Series C shares valued at $28.82 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On February 2, 2007, Mr. Erickson had 99 Series A shares valued at $29.86 per share and 99 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Jeremy Evans, the General Counsel of our Chellomedia Services, Ltd. subsidiary, on February 2, 2007, had 225 Series A shares valued at $29.86 per share and 225 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Jay L. Gleason, the Vice President and Controller of our Liberty Global Latin America division, on February 2, 2007, had 100 Series A shares valued at $29.86 per share and 100 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Thomas Hintze, the Chairman of the Managing Board of our UPC Telekabel Austria GmbH subsidiary, effected the following transactions involving our common stock:

•	On January 29, 2007, Mr. Hintze sold in open market transactions 607 Series A shares for $29.67 per share and 630 Series C shares at $28.28 per share.

•	On February 2, 2007, Mr. Hintze had 188 Series A shares valued at $29.86 per share and 188 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	On February 7, 2007, Mr. Hintze sold in open market transactions 375 Series A shares for $29.78 per share and 325 Series C shares at $28.10 per share.

•	On February 9, 2007, Mr. Hintze exercised previously granted SARs with respect to 588 Series A shares and 588 Series C shares with an aggregate “in the money” value of $67,959.

•	Diederik Karsten, the Managing Director of our UPC Nederland BV subsidiary, on February 2, 2007, had 260 Series A shares valued at $29.86 per share and 260 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Nimrod Kovacs, the Executive Chairman of our UPC Central Eastern Europe Group, on February 2, 2007, had 219 Series A shares valued at $29.86 per share and 219 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Angela McMullen, the Chief Financial Officer of our Chellomedia Services, Ltd. subsidiary, on February 2, 2007, had 225 Series A shares valued at $29.86 per share and 225 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Dennis Okhuijsen, our Vice President, Head of Treasury, on February 2, 2007, had 285 Series A shares valued at $29.86 per share and 285 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Ruth Pirie, Chief Financial Officer of our Liberty Global Europe, Ltd. subsidiary, on February 2, 2007, had 225 Series A shares valued at $29.86 per share and 225 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Ray Samuelson, Chief Financial Officer of our UPC Broadband Holding Services subsidiary, on February 2, 2007, had 100 Series A shares valued at $29.86 per share and 100 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	John Sandoval, the Vice President of our Liberty Global Japan division, effected the following transactions involving our common stock:

•	On January 3, 2007, Mr. Sandoval sold in open market transactions 366 Series A shares for $29.47 per share and 366 Series C shares at $28.31 per share.

•	On February 2, 2007, Mr. Sandoval had 100 Series A shares valued at $29.86 per share and 100 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Suzanne Schoettger, our Vice President, Controls, Compliance and Assurance, on February 2, 2007, had 140 Series A shares valued at $29.86 per share and 140 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Anton M. Tuijten, the Senior Vice President and General Counsel of our Liberty Global Europe BV subsidiary, on February 2, 2007, had 285 Series A shares valued at $29.86 per share and 285 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

•	Joe Zuravle, the Managing Director of our UPC Broadband Division’s Hungarian Operations, effected the following transactions involving our common stock:

•	On January 16, 2007, upon exercise of stock options, Mr. Zuravle sold in open market transactions 13,125 Series A shares for $30.72 per share and 13,125 Series C shares at $28.985 per share.

•	On February 2, 2007, Mr. Zuravle had 122 Series A shares valued at $29.86 per share and 122 Series C shares valued at $28.33 per share withheld in satisfaction of tax withholding requirements upon the vesting of restricted stock.

LIBERTY GLOBAL, INC.

April 5, 2007

The depositary will accept legible copies of the amended letters of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the applicable amended letter of transmittal and certificates for the shares and any other required documents to the depositary at one of its addresses set out below:

The Depositary:

Computershare Shareholder Services, Inc.

By Mail	By Overnight Delivery:
Computershare Shareholder Services, Inc. Attn: Corporate Actions P.O. Box 859208 Braintree, MA 02185-9208	Computershare Shareholder Services, Inc. Attn: Corporate Actions 161 Bay State Drive Braintree, MA 02184

By Facsimile Transmission (For Eligible Institutions Only):
Facsimile Transmission:
781-380-3388

To Confirm Facsimile Transmissions (For Eligible Institutions Only):
Confirm Receipt of Facsimile
By Telephone:
781-930-4900

DELIVERY OF AN AMENDED LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Supplement, the Original Offer to Purchase, an amended letter of transmittal or an amended notice of guaranteed delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offers. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent:

The Information Agent:
D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call:
212-269-5550

All others call Toll Free:
1-800-207-3158